Exhibit 1A-15.1

People First Fund, LLC
Profit and Loss

	2015	2016	2017
Income
Total Income
Gross Profit	$-	$-	$-
Expenses
Bank Charges	$-	$-	$77.00
Bank Service Charges	$-	$-	$295.00
Consulting Expense	$-	$-	$1,000.00
Loan Expenses	$-	$-	$-
Loan Expense - Data	$-	$928.71	$1,468.50
Loan Expense - Doc Services	$-	$9,923.80	$812.14
Loan Expense - Legal Fees	$-	$4,309.25	$12,940.49
Loan Expense - Loan Servicing	$-	$7,521.59	$6,073.99
Loan Expense - Prop Management	$-	$1,218.15	$-
Postage	$-	$-	$141.42
Total Loan Expenses	$-	$23,901.50	$21,436.54
Management Fee	$12,345.95	$-	$-
Office Expense	$-	$3.00	$-
Postage and Delivery	$-	$1,934.05	$-
Professional Fees	$-	$-	$-
Accounting Fees	$-	$800.00	$1,750.00
Legal Fees	$-	$-	$237.44
Total Professional Fees	$-	$800.00	$1,987.44
Reconciliation Discrepancies	$-	$-	$-
Regulatory Expenses	$-	$-	$542.03
Total Expenses	$12,345.95	$26,638.55	$25,338.01
Net Operating Income	$(12,345.95)	$(26,638.55)	$(25,338.01)
Other Income
Misc Income	$-	$-	$-
Total Other Income	$-	$-	$-
Net Other Income	$-	$-	$-
Net Income	$(12,345.95)	$(26,638.55)	$(25,338.01)

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Automation Property Partners LLC
Profit and Loss
2014 - 2017

	2014	2015	2016	2017
Income
Asset Recovery
Borrower Payments	$-	$-	$-	$112.15
Loan Sales	$-	$-	$-	$75,803.30
Settlements	$-	$-	$-	$9,439.81
Total Asset Recovery	$-	$-	$-	$85,355.26
Total Income	$-	$-	$-	$85,355.26
Gross Profit	$-	$-	$-	$85,355.26
Expenses
Bank Service Charges	$210.37	$144.00	$138.00	$125.00
Consulting Expense	$1,000.00	$-	$-	$1,000.00
Loan Expenses	$-	$-	$-	$-
Loan Expense - Data	$-	$-	$119.31	$528.93
Loan Expense - Doc Services	$-	$-	$1,315.08	$-
Loan Expense - Legal Fees	$-	$-	$635.00	$6,525.45
Loan Expense - Loan Management	$149.00	$-	$-	$-
Loan Expense - Loan Servicing	$-	$-	$2,100.86	$837.50
Loan Expense - Prop Management	$-	$-	$42.44	$-
Postage	$-	$-	$-	$10.23
Total Loan Expenses	$149.00	$-	$4,212.69	$7,902.11
Management Fee	$-	$1,319.90	$-	$-
Meals and Entertainment	$-	$-	$-	$-
Meals	$68.59	$-	$-	$-
Total Meals and Entertainment	$68.59	$-	$-	$-
Office Expense	$117.37	$-	$-	$-
Postage and Delivery	$675.37	$590.48	$117.32	$-
Professional Fees	$-	$-	$-	$-
Accounting Fees	$-	$-	$1,800.00	$1,750.00
Total Professional Fees	$-	$-	$1,800.00	$1,750.00
Regulatory Expenses	$1,045.00	$-	$-	$2,108.03
Utilities	$10.45	$-	$-	$-
Total Expenses	$3,276.15	$2,054.38	$6,268.01	$12,885.14
Net Operating Income	$(3,276.15)	$(2,054.38)	$(6,268.01)	$72,470.12
Other Income
Misc Income	0.00	0.00	0.00	0.00
Total Other Income	$0.00	$0.00	$0.00	$0.00
Net Other Income	$0.00	$0.00	$0.00	$0.00
Net Income	$(3,276.15)	$(2,054.38)	$(6,268.01)	$72,470.12

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Panatte LLC

Profit and Loss

	2015	2016	2017

Revenues
Investment Income	$-	$-	$-

Expenses
General and Administrative Expenses	$300,160.00	$959,918.00	$906,449.00
Interest Expense	$35,168.00	$1,030,322.00	$494,849.00
Net Investment Loss	$(335,328.00)	$(1,990,240.00)	$(1,401,298.00)
Realized and unrealized gain (loss) on investments
Realized gain	$-	$-	$1,682,042.00
Net change in unrealized appreciation or (depreciation) on investments	$-	$2,962,372.00	$(22,467.00)
Net gain (loss) on investments	$(335,328.00)	$2,962,372.00	$1,659,575.00

Net income (loss)	$(335,328.00)	$972,132.00	$258,277.00

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